CONTRACT OF SALE

Agreement made as of the Effective time (as hereinafter defined) between EAST COAST ETHANOL, LLC ("Purchaser") and L & C DEVELOPMENT CORPORATION ("Seller").

1. DEFINITIONS_ As used herein the following terms shall have the following meanings:

A.  Property - Laud consisting of approximately 319 acres in Chester County, South Carolina, and being generally shown or described on the attached Exhibit "A", initially for purposes of bio-fuel and by-product production.

B.   Purchase Price - Seven Thousand Five -Hundred Dollars ($7,500.00) per acre to be calculated based on final survey as hereinafter provided.

C.  Initial Earnest Money - Ten Thousand Dollars ($10,000.00).

D. Extension Deposit(s): - Twenty Thousand Dollars ($20,000.00) each.

E. Earnest Money - The Initial Earnest Money and, if deposited, any Extension Deposit, together with any interest earned thereon.

F. Escrow Agent - Folks Khoury & DeVenny, 1045 Catawba Street, P.O. Box 1657, Lancaster, SC 29201, Telephone: 893-286-6647, Telecopy: 803-286-8528.

G. Effective Date - The date on which this Contract has been duly executed by both parties as indicated by the dates beside the signature of each party and delivered to Purchaser. If this Contract is not executed by both parties on or before September 21, 2007, it shall become null and void and neither party shall have any legal or financial recourse against the other party.

H. Inspection Period - The period ending on the two hundred seventieth (270th) day following the Effective Date, as same may be extended pursuant to this Contract.

I. Closing Date - The thirtieth (30th) day following the end of the Inspection Period.

II. PURCHASE AND SALE.

A. Seller agrees to sell and Purchaser agrees to buy the Property for the Purchase Price subject to the terms and conditions hereof.

B. Seller shall have the exclusive right to repurchase the Property from Purchaser for the same Purchase Price paid by Purchaser if Purchaser fails to begin construction of the proposed facility within two (2) years from the Closing Date (the “Repurchase Right”). The Repurchase Right shall exist for a period of ninety (90) days following the second anniversary of Closing (the “Window”) and must be exercised during said ninety (90) day period by thirty (30) days written notice (the “Repurchase Notice”) from Seller to Purchaser. The repurchase pursuant to the Repurchase Right shall close within sixty (60) days following Repurchase Notice. Notwithstanding anything herein to the contrary, if construction is commenced during the aforesaid thirty (30) day notice period the Repurchase Right shall terminate.

C. If Seller does not give the Repurchase Notice within the Window or if the Repurchase Notice is given and Seller fails to close the repurchase within sixty (60) days thereafter (other than on account of Purchaser’s failure to perform) the Repurchase Right shall terminate and Purchaser shall be entitled to use or sell the Property free of the Repurchase Right and any use restrictions.

III. ESCROW DEPOSIT. Upon the execution hereof Purchaser shall deposit the Initial Earnest Money with Escrow Agent. The Earnest Money shall be deposited into an FDIC insured account. Interest, if any, shall accrue for the benefit of Purchaser (but shall be paid to Seller if Purchaser defaults). In the event Purchaser has the right to and elects to terminate this Contract or allows same to terminate as prrovided herein, Escrow Agent shall refund the Earnest Money upon receipt of notice of such termination. At closing Escrow Agent shall pay the Earnest Money to Seller to be credited against the Purchase Price. Notwithstanding anything in this Contract to the contrary, if Escrow Agent receives notice of termination from Purchaser, or Purchaser's attorneys, prior to the end of the initial two hundred seventy (270) day Inspection Period Escrow Agent shall and is ___________ directed by Seller to refund the Earnest Money to Purchaser. All Earnest Money shall be applicable to the Purchase Price.

IV. CLOSING DATE. The closing shall occur at the offices of Escrow Agent or another mutually agreeable location on the Closing Date or such earlier date established by Purchaser on reasonable notice to Seller.

V. CLOSING. At Closing Purchaser shall tender the Purchase Price (plus or minus normal closing adjustments) by cashiers check or wire transfer of collected funds and Seller shall deliver the following:

A. A duly executed limited warranty deed conveying marketable fee simple title in the Property to Purchaser subject to easements, conditions, and restrictions of record as of the date hereof.

B. An owner's affidavit sufficient to enable Purchaser's title insurance company to delete exceptions as to mechanic's liens (other then mechanic's liens or potential mechanic's liens which might arise as a result of activities of Purchaser), other monetary liens and other matters to the extent not inconsistent with a limited warranty deed.

C. If Seller is not a foreign person, a certificate and affidavit of non-foreign status (FIRPTA affidavit), and if Seller is not a qualified United States taxpayer the appropriate amount shall be withheld according to law.

D. Possession of the property, subject to existing tenancies.

E. Such other documents as Purchaser may reasonably request.

VI. PRORAT1ONS AND EXPENSES; COMMISSIONS.

A. Real property taxes attributable to the year of Closing shall be prorated at Closing with Seller giving Purchaser a credit against the Purchase Price for Seller's share. If current tax bills are not immediately available, such prorations shall be made on the basis of the taxes assessed for the preceding year and such proration shall be final. Seller shall pay one-half (1/2) of the rollback taxes in connection with the Property.

B. Rents, water rent, and all other items customarily prorated shall be prorated at Closing.

C. Purchaser and Seller represent that each has dealt with no real estate companies in connection with this transaction.

D. Seller shall pay for its own attorneys' fees, one-half (1/2) of the survey costs, and for deed recording and/or transfer fees based in whole or in part upon the consideration for or value of the Property. Purchaser shall pay all other closing costs, including its own attorneys' fees, title examination, title insurance premiums, and one-half (1/2) of the survey costs.

VII. TITLE. Seller shall convey to Purchaser at Closing marketable fee simple title in and to the Property. For the purpose of this Contract, “marketable fee simple title" shall mean fee simple ownership which is: free of all claims, liens and encumbrances of any kind or nature whatsoever other than the Permitted Exceptions (as hereinafter defined); and (ii) insurable by a title insurance company reasonably acceptable to Purchaser, at then current standard rates under the ALTA Owner's Policy of Title Insurance with all standard printed exceptions therein deleted and without exception other than for the Permitted Exceptions. For the purposes of this Contract, the term “Permitted Exceptions" shall mean: (i) current city, state, and county ad valorem taxes not yet due and payable; (ii) easements for the installation or maintenance of public utilities serving only the Property provided same do not interfere with development and use of the Property Purchaser; and (iii) all, if any, other easements of record as of the date of Seller's execution of this Contract provided same do not interfere with the development and use of the Property by Purchaser or render title unmarketable. Seller will use reasonable efforts to eliminate claims, liens, and encumbrances other than Permitted Exceptions. Notwithstanding anything herein to the contrary, if Seller is unable to convey marketable fee simple title as herein provided (and same is not caused by the willful act of Seller), Purchaser's sole remedy shall be to terminate this Contract and receive a refund of the Earnest Money or accept Seller's title "as is" without any reduction in the Purchase Price and Seller thereafter shall have no liability to Purchaser.

VIII. SURVEYS AND STUDIES

A. During the Inspection Period Purchaser shall be permitted to enter the Property and to inspect and evaluate the Property, to conduct studies thereon, and to interview Tenants. If Purchaser determines for an reason that the Property is not suitable for Purchaser’s purposes. Purchaser may terminate this Contract upon written notice to Seller and to Escrow Agent prior to the end of the Inspection Period whereupon the Earnest Money shall be refunded to Purchaser.

B. Purchaser may extend the Inspection Period for up to two (2) additional consecutive ninety (90) day periods by giving notice of such extension(s) to Seller and paying an Extension Deposit to Escrow Agent Rum to the expiration of the Inspection Period (including previous extensions). All Earnest Money shall be deemed to be "at risk" and non-refundable but for Seller's default when the first Extension Deposit has been paid.

C. If Purchaser desires to continue this Contract beyond the initial two hundred seventy (270) day Inspection Period it shall give written notice or same to Seller within the next business day following the end of the initial two hundred seventy (270) day Inspection Period whereupon the Earnest Money shall be deemed “at risk” and non-refundable but for Seller's default. During the Inspection Period Seller shall promptly provide Purchaser with information and documentation (to the extent same is reasonably available) requested try Purchaser to facilitate its evaluation of the Property.

D. Purchaser shall hold Seller harmless from any damage caused by Purchaser, its agents or contractors, in the course of conducting such surveys and/or studies. The indemnities herein shall expressly survey the Closing or the termination of this Contract and shall be in addition to any liquidated damage provisions contained in this Contract.

E. Prior to Closing Purchaser shall cause the Property to be surveyed by a registered land surveyor reasonably satisfactory to Seller. The surveyor shall certify the land area to the nearest thousandth of an acre and the Purchase Price shall be calculated based thereon.

IX.  DEFAULT.

A. If Purchaser fails to consummate the purchase as herein provided, except in the event of a default by Seller or failure for any conditions to Closing to have been satisfied, Purchaser and Seller have agreed that Purchaser shall pay the Earnest Money to Seller as liquidated damages for Purchaser's failure to consummate the purchase as herein provided and as Seller's sole remedy.

B. If Seller fails to consummate the sale and is in default hereof, Purchaser shall be entitled to terminate this Contract and receive a refund of the Earnest Money and proceed to enforce this Contract by an action of specific performance in a court of competent jurisdiction. Purchaser shall not be entitled to recover damages from Seller except in the event of Seller's willful default.

C. In the event of a legal action between Purchaser and Seller pursuant to the Contract, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs from the other.

X. “AS IS” CONDITION/ENVIRONMENTAL.

A. Purchaser acknowledges that it is purchasing the Property “AS IS"  as of the date hereof and not on the basis of representations or warranties made by Seller (or anyone claiming to act on Setter's behalf) either express or implied other than as set forth or provided for herein.

B. Seller has no actual knowledge of the presence or existence of any asbestos, toxins, or hazardous substances (as defined or regulated by applicable federal, state, or local laws) or contamination upon or under the Property.

XI. RAIL CONTRACT. Sellers affiliate is L&C Railway Company (the "Railroad"). Purchaser anticipates that its intended business will create a shipping volume of at least 5,000 rail cars per year. This prospect is an inducement to Seller and the fact that rail service is available to the Property is an inducement to Purchaser. It shall be a condition of Closing that Purchaser and the Railroad enter into a shipping contract that shall meet the requirements of both Purchaser and the Railroad in regard to the Railroad local rates, switching contract, service, and demurrage. It shall also be a condition of Closing that Purchaser guarantee a minimum 5,000 car annual shipping volume to the Railroad for the fast five (5) years of the shipping contract. Seller acknowledges the value of the volume guarantee to the Railroad and Seller agrees to assist Purchaser in the negotiation process with the CSX and NS Railroads to the benefit of both Purchaser and Seller. If Purchaser and the Railroad cannot agree to said shipping contract between Purchaser and the Railroad then neither Purchaser and/or Seller shall be obligated to close and all Earnest Money shall be refunded to Purchaser. The parties shall endeavor to finalize the shipping contract during the Inspection Period.

XII. MISCELLANEOUS.

A. This Contract and all terms, provisions, and covenants contained herein shall apply to, be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

B. The captions employed in this Connect are for convenience only and are not intended to in any way limit or amplify the terms and provisions hereof.

C. Any notices, requests, or other communications required or permitted to be given hereunder shall be in writing and shall be either (i) delivered by hand, (ii) mailed by United States certified mail, return receipt requested, postage prepaid, (iii) sent by a reputable, national overnight delivery service (e.g. Federal Express, Airborne, etc.), or (iv) sent by facsimile (with the original being sent by one of the other permitted means or by regular United States mail) and addressed to each party at the applicable address set forth beside the signature of each party or elsewhere herein. Any such notice, request or other communication shall be considered given or delivered, as the case may be, on the date of hand delivery (if delivered by hand), on the day following deposit in the United. States mail (if sent by United States certified mail), on the next business day following deposit with an overnight delivery service with instructions to deliver on the next day or on the next business day (if sent by overnight delivery service), or on the day sent by facsimile sent by facsimile, provided the original is sent by one of the other permitted means as provided in this paragraph or by regular United States mail). However, the time period within which response to any notice or request must be given, if any, shall commence to run from the date of actual receipt of such notice, request, or other communication by the addressee thereof. Rejection or other refusal to accept or inability to deliver because of a changed address of which no notice was given shall be deemed to be receipt of the notice, request, or other communication. By giving a least five (5) days prior written notice thereof, any party hereto may, from time to time and at any time, change its mailing address hereunder.

D. Pending consummation of the sale as herein provided, Seller will not impose any easements, covenants, conditions, restrictions or other encumbrances upon the Property or any part thereof without prior written consent of Purchase, which consent shall not be unreasonably withheld.

E. This Contract constitutes the entire agreement between the parties and no changes shall be effective unless in writing signed by the party adversely affected.

F. All terms and conditions of this Contract which by their nature and effect if required to be observed, kept or performed after closing shall survive the closing and remain binding upon and for the benefit of the parties hereto until fully observed, kept or performed.

G.  Any time period provided for in this Contract, the last day of which falls on a Saturday, Sunday, or legal holiday, shall be extended until the next following business day.

H. TIME IS OF THE ESSENCE HEREUNDER.

I. CONFIDENTIALITY. Seller acknowledges Purchaser’s desire that this transaction and Purchaser's intended use of the Property be held in strict confidence. Seller agrees that it shall not disclose the existence of this Contract, the proposed transaction contemplated hereby, or Purchaser's intended use of the Property accept as required by law and as may be permitted in writing by Purchaser to make the purchase possible.

SIGNED SEALED AND DELIVERED as of the date first above set forth.

Address:	EAST COAST ETHANOL, LLC

1907 Thurmond Mall	By:	/s/ Randy D. Hudson (SEAL)
Columbia, SC 29201 Attn: John F. Long		Randy D. Hudson, President
Telephone: 803-799-0033
Telecopy: 803-799-5658		Date: September 12 , 2007

L & C DEVELOPMENT CORPORATION

512 S. Main Street, P.O. Box 1450	By:	/s/ Stephen M. Gedney (SEAL)
Lancaster, SC 29720 Attn: S.M. Gedney		Stephen M. Gedney, President
Telephone: 803-286-2100
Telecopy: 803-286-4158		Date: September 12 , 2007

EXHIBIT “A”

Property

L & C DEVELOPMENT CORPORATION
(SITE “A”, KEY FARM TRACT - PARCEL “A1”)

ALL THAT CERTAIN piece, parcel or tract of land situated in Chester County, South Carolina and being a portion of the property as described in Deed Book 572 at Page 251 and being more particularly bounded and described as follows:

BEGINNING at an existing p.k.nail reference mark in the intersection of Belt Line Road S12-335 and Hamilton Road S12-441: said reference mark having South Carolina State Plane NAD83(2001) Grid Coordinates of 1043142.68 ift NORTH, 1949265.68 ift EAST: thence the following two (2) calls to the POINT OF BEGINNING: 1) N73°29’30”W 382.14’ to a p.k.nail set in the center Belt Line Road S12-335 and Hamilton Road S12-441; 2) N12°16’38”E226.78’ to a number six rebar set in the center of the L & C Railway mainline track and the POINT OF BEGINNING; said point being the southwest most corner of PARCEL “A1”, thence N05°16’59”E 550.30’ to an existing ½” diameter iron pipe; thence N56°39’17”E 3040.82 to an existing number five rebar; thence N70°15’10”E 502.80 to an existing number five rebar; thence S85°42’06”E 1869.29’ (passing a number six rebar set at 867.08’) to an existing number five rebar; thence N00°54’36”W 482.62’ to an existing number five rebar; thence S82°41’49”E 472.63’ to an existing number five rebar, thence N00°09’12”W 379.93’ to a number six rebar set; thence S86°35’02”E 1309.51’ (passing an existing ½” diameter bolt at 742.50’ and a number six rebar set at 1144.13’) to the center of Rocky Cree; thence the following fifteen (15) calls with the center of Rocky Creek: 1) S26°42’29”E 66.49; 2) S27°44’33”E 170.69’; 3)S08°04’04”E 265.83’; 4) S55°35’36”W 92.50’; 5) S03°15’23”E 188.00’; 6) S57°46’34”W 46.64’; 7) S02°52’42”E 193.69’; 8) S59°05’19WW 123.06’; 9) S41°25’36”E 96.41’; 10) S02°52’29”E 255.58’; 11) S70°29’53”E 66.13’; 12) S13°40’38”W 94.28’; 13)S48°32’10”E101.81’; 15)S42°46’22”E 64.06’; to the center of Rocky Creek, said point being N42°46’22”W 117.53’ from an existing nail in the center of the L & C Railway mainline track and the center of Rocky Creek; said point also being 115.00’ northwest of and perpendicular to the center of the L & C Railway mainline track; thence S59°07’34”W 1408.74’ to a point being 115.00’ northwest of and perpendicular to the center of the L & C Railway mainline track; thence with a circular curve to the right having an arc length of 683.63’ a radius of 1785.00’ and a chord bearing and distance of S70°05’52”W 679.46’ to a point being 115.00’ north of and perpendicular to the center of the L & C Railway mainline track; thence S81°04’10”W 3172.84’ to a point being 115.00’ north of and perpendicular to the center of the L & C Railway mainline track; thence S81°06’42”W 235.45’ to a point being 115.00’ north of and perpendicular to the center of the L & C Railway mainline track; thence with a circular curve to the right having an arc length of 515.30’; a radius of 1310.00’ and a chord bearing and distance of N87°37’10”W 511.99’ to a point being 115.00’ northeast of and perpendicular to the center of the L & C Railway mainline track; thence S13°38’59”W 115.00’ to a point being at the center of the L & C Railway mainline track; thence N76°21’02”W 1451.08’ to a POINT OF BEGINNING and being all of the tract labeled as PARCEL “A1” and containing 319.45’ ACRES and shown on map of “PLAT OF BOUNDARY SURVEY FOR L & C DEVELOPMENT CORPORATION, SITE “A” KEY FARM TRACT”, file LTIGCACA dated September 10th, 2007 as surveyed by Enfinger & Associates Professional Land Surveyors.